EXHIBIT 21

Subsidiaries of the Registrant
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
1.      Campania de Juguetes Mexicanos, S.A. de C.V. (99%)      (Mexico)
2.      MEI Holding Company F Corp.                             (Delaware)
3.      MEI Holding Company S Corp.                             (Delaware)
4.      MRV, Inc.                                               (Delaware)
5.      Marvel Characters, Inc.                                 (Delaware)
6.      Marvel Entertainment Group                              (Delaware)
7.      Marvel Restaurant Venture Corp.                         (Delaware)
8.      Spiderman Merchandising L.P. (50%)                      (Partnership)
9.      Toy Biz International Limited (99%)                     (Hong Kong)
10.     UMRV Co. (30%)                                          (Partnership)
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